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                 [LETTERHEAD OF O'MELVENY & MYERS LLP]

                                                                    Exhibit 5.1

November 12, 1999

Western Properties Trust
2200 Powell Street, Suite 600
Emeryville, CA  94608

                  RE: LEGALITY OF SECURITIES TO BE REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to Western Properties Trust f/k/a Western Investment Real Estate Trust, a California unincorporated business association organized as a California trust (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to be filed on or around the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of 1,432,364 shares (the "Redemption Shares") of Western Properties' sole class of Common Shares of Beneficial Interest, without par value ("Common Shares"). The Redemption Shares may be issued by the Company if and to the extent that certain holders (the "Unitholders") of units of limited partnership interest ("Units") in Western/Kienow, L.P. (the "DownREIT Partnership") tender their Units to the DownREIT Partnership for redemption, and the Company exercises its contractual right to acquire those tendered Units for Redemption Shares.

         In connection with rendering this opinion, we have examined the Company's Declaration of Trust, as amended, restated and supplemented to the date hereof; the Agreement of Limited Partnership of the DownREIT Partnership (the "Partnership Agreement"); such records of corporate proceedings of the Company as we deem appropriate for the purposes of this opinion; and the Registration Statement and the exhibits thereto.

         We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the State of California.

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Western Properties Trust, November 12, 1999 - Page 2

         Based upon the foregoing, we are of the opinion that when the Redemption Shares have been duly issued and exchanged for the Units tendered to the DownREIT Partnership for redemption by the Unitholders as contemplated by the Partnership Agreement, the Redemption Shares shall be validly issued, fully paid and nonassessable.

         The foregoing assumes that all requisite steps were and shall be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of the Units and Redemption Shares.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

                                    Very truly yours,

                                    /s/ O'MELVENY & MYERS LLP